EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

	NAME	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
1.	ClassroomDirect.com, LLC	Delaware
2.	Childcraft Education Corp.	New York
3.	Bird-in-Hand Woodworks, Inc.	New Jersey
4.	Frey Scientific, Inc.	Delaware
5.	Sportime, LLC	Delaware
6.	Sax Arts & Crafts, Inc.	Delaware
7.	Global Video, LLC	Wisconsin
8.	New School, Inc.	Delaware
9.	Premier Agendas, Inc.	Washington
10.	Premier School Agendas, Ltd.	Canada
11.	Amalgamated Widgets, Inc.	Wisconsin
12.	Select Agendas, Corp.	Canada
13.	Califone International, Inc.	Delaware